[COMPANY LOGO]    Enterprise Products Partners L.P.
                  P.O. Box 4324
                  Houston, TX 77210
                  (713) 880-6500

                              Enterprise Declares First Quarter Distribution;
                                         Issues Earnings Guidance

Houston, Texas (Tuesday, April 2, 2002) - Enterprise Products Partners L.P. (NYSE: "EPD")declared its quarterly cash distribution of $0.67 per common and subordinated partnership unit (or $2.68 per unit on an annualized basis).  The distribution will be paid on May 10, 2002 to unitholders of record at the close of business on April 30, 2002.

"It is my pleasure to announce the declaration of the cash distribution with respect to the first quarter of 2002," stated O.S. "Dub"
Andras, President and Chief Executive Officer of Enterprise.  "This is the sixth distribution increase to our partners over the last ten quarters and is based on the growth in our fee-based businesses.  Our goal is to increase our distribution rate to partners by at least 10% per year. This distribution represents a 7.2% increase from the rate in effect for the fourth quarter of 2001."

"At the time that we acquired Shell Oil Company's midstream energy business and began providing natural gas processing services in
1999, we established a cash distribution policy which we believe is conservative and prudent over the long-term course of the partnership.  Under this policy, our cash distribution rate to partners is primarily based on the cash flow generated by the more stable, fee-based businesses in our Pipeline and Fractionation segments.  The cash generated in our Processing segment, which may be affected by changes in the prices of natural gas and NGLs, is retained by the partnership to reinvest in growth oriented capital projects, acquisitions and to retire debt.  Since adopting this policy ten quarters ago, we have distributed $386 million to our partners and have retained 46% of our total Cash Flow, or approximately $327 million," said Andras.

"While our fee-based Fractionation and Pipeline segments performed relatively well in the first quarter of 2002 given the weak demand for NGLs during the period, our Processing segment did not meet our goals for the quarter largely due to losses related to certain aspects of our hedging activities."

Andras continued, "During 2001, we successfully used a hedging strategy utilizing natural gas financial instruments to simulate the forward sale of NGLs which we own through our Processing segment.  In the latter part of March, the effectiveness of this strategy began to deteriorate because the margin from our natural gas processing activities did not correspond to the change in the value of our hedging instruments.  This has resulted in approximately $17 million of cash losses on settlements of some of these financial instruments during the first quarter of 2002.  In addition, reported gross operating margin in our Processing segment will include a non-cash charge of $29 million for the change in the value of the outstanding financial instruments from the beginning of the year through March 31, 2002."

"The intent of this hedging program was to economically protect the value of our NGLs from the volatility of oil and natural gas price movements.  Unfortunately, the current degree of correlation between our processing margins and natural gas price movements is not sufficient to meet this objective.  Therefore, Enterprise's senior management team believes it is in the best interests of our partners to exit our remaining hedged positions and cease using this hedging strategy," said Andras.

"While we are disappointed by this quarter's economic loss from this hedging strategy, we view this as a one-time event.  This does not change Enterprise's strong business position, the strength of our cash flows from over $2.7 billion of real assets or our confidence in the future growth of the partnership," stated Andras.  "We are providing guidance of our estimate of Cash Flow and net income for the first quarter and the remainder of 2002 in an effort to fully communicate our outlook to Enterprise's partners and the financial community."

For the quarter, management expects Cash Flow will be in the range of $33 million to $39 million, including the $17 million cash loss from hedging.  This would provide coverage of approximately 0.7 times on the declared cash distribution with the hedging losses and

1.0 times coverage excluding the hedging losses.  Net income for the first quarter of 2002 is expected to be in the range of a loss of $15 to $20 million, or a loss of $0.20 to $0.25 per unit on a fully diluted basis.  Net income includes the cash and the non-cash losses from the NGL hedging strategy which total $46 million, or $0.51 per unit.

For the full year 2002, management believes that Cash Flow will be at least $220 million, including all losses from the hedging strategy, and will provide full coverage of our cash distributions to partners.  This assumes that the outstanding financial positions related to the NGL hedging strategy at March 31, 2002 are settled at their current value which would reduce Cash Flow by
$12.1 million in the second quarter, $8.4 million in the third quarter and $0.5 million in the fourth quarter.  We are in the process of limiting our exposure to additional loss from these positions while preserving the opportunity to partially benefit from an improvement in their value.  We expect to complete this process within the next few days.

"We believe our assumptions for the remainder of the year are conservative.  For example, the forecast for 2002 assumes that the margin for the remainder of the year from the natural gas processing business will be no better than that in the first quarter.  We are beginning to see increased demand for NGLs from the petrochemical and refining industries as a result of the improvement in the overall economy.  Given the $327 million of equity that we have retained in the partnership over the last ten quarters, the isolated and short-term nature of the first quarter's hedging loss, our strong financial condition and our confidence in the future performance of our fee-based businesses, we believe the cash flows from the partnership will fully support the increased distribution rate of $0.67 per unit," stated Andras.

Today, Enterprise will host a conference call that will further discuss earnings guidance for 2002.  The call will be broadcast live over the Internet at 9:30 a.m. Eastern Time at http://www.epplp.com.  To access the webcast, participants should visit the home page of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software.

Several adjustments to net income are required to calculate "Cash Flow."  These adjustments include the addition of (1) non-cash expenses such as depreciation and amortization expense; (2) lease expenses for which the partnership does not have the payment obligation; (3) actual cash distributions from unconsolidated affiliates less the related equity income, and (4) other miscellaneous non-cash adjustments such as decreases in the value of financial instruments related to hedging activities and other reserves.  Cash
Flow is reduced for maintenance capital expenditures.

Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $5.5 billion.  Enterprise is a leading provider of midstream energy services to producers and consumers of natural gas and natural gas liquids ("NGLs").  The Company's services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.  The Company's assets are geographically focused on the United States' Gulf Coast, which accounts for approximately 55 percent of both domestic natural gas and NGL production and 75 percent of domestic NGL demand.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 based on the beliefs of the Company, as well as assumptions made by, and information currently available to, management.  These statements include assumptions, expectations, predictions, intentions or beliefs about future events.  Although Enterprise believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Some of the key factors that could cause actual results to vary from those Enterprise expects include competitive practices in the industry; fluctuations in oil, natural gas and NGL prices in response to changes in supply, market uncertainty, weather and other natural and economic forces; operational and systems risks; environmental liabilities not covered by indemnity or insurance; the impact of current and future laws and governmental regulations affecting the NGL industry in general and Enterprise's operations; the loss of a significant customer; the failure to complete one or more new projects on time or within budget; a reduction in access to new natural gas volumes for the Company's processing business; the accuracy of estimates regarding capital spending requirements; and the need to replace unanticipated losses in capital assets.  Moreover, the products processed, sold or transported by Enterprise are principally used as feedstocks in petrochemical manufacturing and in the production of motor gasoline and as fuel for residential and commercial heating.  Any reduction in demand for Enterprise's products or services by industrial customers, whether because of general economic conditions or otherwise, could have a negative impact on the revenues, cash flow and earnings of Enterprise.  More information about the risks and uncertainties relating to these forward-looking statements may be found in Part I, Item 1 of Enterprise's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact: Randy Fowler, Enterprise Products Partners L.P.  (713) 880-6694, WWW.EPPLP.COM
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